As filed with the Securities and Exchange Commission on April 1, 2015

Registration No. 333-108509

Registration No. 333-143146

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-108509

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143146

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JOURNAL COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Wisconsin	20-0020198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 West State Street

Milwaukee, Wisconsin 53203
(Address, including zip code, of principal executive offices)

Journal Communications, Inc. 2003 Employee Stock Purchase Plan

Journal Communications, Inc. 2007 Omnibus Incentive Plan

(Full title of the plans)

Steven J. Smith
Chairman and Chief Executive Officer
Journal Communications, Inc.

333 West State Street

Milwaukee, Wisconsin 53203
(414) 224-2728

(Name, address and telephone number of agent for
service)

Copy to: Benjamin F. Garmer, III Russell E. Ryba Foley& Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

Journal Communications, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable by the Company pursuant to the (i) Journal Communications, Inc. 2003 Employee Stock Purchase Plan (f/k/a The Journal Company 2003 Employee Stock Purchase Plan) and (ii) Journal Communications, Inc. 2007 Omnibus Incentive Plan previously registered by the Company pursuant to the following registration statements:

•                  Registration Statement on Form S-8 (Registration No. 333-108509) filed with the Securities and Exchange Commission on September 4, 2003; and

•                  Registration Statement on Form S-8 (Registration No. 333-143146) filed with the Securities and Exchange Commission on May 22, 2007 (collectively, the “Registration Statements”).

On March 11, 2015, the Company’s shareholders approved the transactions contemplated by the Master Transaction Agreement (the “Master Agreement”), dated as of July 30, 2014, by and among The E. W. Scripps Company, Scripps Media, Inc., Desk Spinco, Inc., Scripps NP Operating, LLC (f/k/a Desk NP Operating, LLC), Desk NP Merger Co., Desk BC Merger, LLC, the Company, Boat Spinco, Inc., Boat NP Merger Co. and Journal Media Group, Inc. (f/k/a Boat NP Newco, Inc.).  At 12:01 a.m., Central Time, on April 1, 2015 (the “Effective Time”), the articles of merger contemplated by the Master Agreement became effective with the Wisconsin Department of Financial Institutions and the Company was merged with and into Desk BC Merger, LLC, whereby the Company became a wholly-owned subsidiary of The E. W. Scripps Company (the “Merger”). Each share of Common Stock issued and outstanding immediately prior to the Effective Time was canceled and automatically converted into and became the right to receive 0.5176 class A common shares, $0.01 par value, of The E. W. Scripps Company.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of its common stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statements that remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 31st day of March, 2015.

JOURNAL COMMUNICATIONS, INC.

By:	/s/ Steven J. Smith
Steven J. Smith
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Steven J. Smith and Jason R. Graham, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities indicated on March 31, 2015.

Name	Capacity

/s/ Steven J. Smith	Chairman of the Board and Chief Executive Officer
Steven J. Smith	(Principal Executive Officer)

/s/ Jason R. Graham	Senior Vice President of Finance and Chief Financial
Jason R. Graham	Officer (Principal Financial Officer)

/s/ Marty V. Ozolins	Vice President and Corporate Controller (Principal
Marty V. Ozolins	Accounting Officer)

/s/ Dean H. Blythe	Director
Dean H. Blythe

/s/ David J. Drury	Director
David J. Drury

/s/ Jonathan Newcomb	Director
Jonathan Newcomb

/s/ Mary Ellen Stanek	Director
Mary Ellen Stanek

/s/ Owen J. Sullivan	Director
Owen J. Sullivan

Name	Capacity

/s/ Jeanette Tully	Director
Jeanette Tully